UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2020

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36378	20-0019425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common, $0.001 Par Value	PFIE	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revise financial standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2020 Mr. Arlen B. Crouch notified the Chairman of the Board of the Directors (the “Board”) of Profire Energy, Inc. (the “Company”) of his decision to resign, effective August 3, 2020, from his position as a member of the Board. Mr. Crouch’s resignation did not result from any disagreements with Management or the Board.

On July 30, 2020, the Board appointed Colleen L. Bell to serve as a director to fill the vacancy resulting from Mr. Crouch’s resignation, effective August 3, 2020.

Ms. Bell joins the Board with 30 years of experience in the natural gas and energy industry as a legal professional, in which she has held various executive roles. Ms. Bell served as Vice President and General Manager of Dominion Energy Western Distribution, Gas Infrastructure Group from 2016 to 2019. Prior to her time at Dominion Energy, Ms. Bell served as the Vice President and General Counsel for Questar Corporation.

Ms. Bell will serve as Chair of the Nominating Committee and will serve on the Audit and Compensation Committees. As compensation for her service on the Board and Committee Assignments, it is anticipated that Ms. Bell will receive the Company’s standard compensation for non-employee directors. There are no understandings or arrangements between Ms. Bell and any other person pursuant to which she was selected as a director.  The Board considered the independence of Ms. Bell under the Nasdaq listing standards and concluded that she is independent under the applicable Nasdaq standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFIRE ENERGY, INC.

Date: August 4, 2020	By:	/s/ Ryan Oviatt
Ryan Oviatt
Co-Chief Executive Officer

By:	/s/ Cameron Tidball
Cameron Tidball
Co-Chief Executive Officer